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                                                                    Exhibit 16.1

                        [Letterhead of Ernst & Young LLP]

January 10, 2000

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C, 20549

Dear Sir/ Madam:

We have read paragraph (a) of Item 4 of Form 8-K dated December 21, 1999, as amended by Form 8-K/A dated December 28, 1999 of 9278 Communications, Inc. and are in agreement with the statements contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Ernst & Young LLP

Ernst & Young LLP

cc:     Mr. Sajid Kapadia, Chief Executive Officer, 9278 Communications, Inc.